Exhibit 99.1
ValueVision Media Announces Pricing of Public Offering of Common Stock
MINNEAPOLIS, MN — March 30, 2011 — ValueVision Media, Inc. (NASDAQ: VVTV), a premium interactive retailer via TV, Internet and mobile operating under the “ShopNBC” brand, today announced the pricing of its previously announced underwritten public offering. ValueVision is offering 8,250,000 shares of its common stock at $6.25 per share to the public. In connection with the offering, ValueVision has also granted to the underwriters a 30-day option to purchase up to 1,237,500 additional shares of common stock from ValueVision to cover any over-allotments.
Net proceeds from the offering are expected to be used to redeem the outstanding Series B Preferred Stock held by GE Capital Equity Investments, Inc. and, to the extent there are net proceeds remaining, for working capital and general corporate purposes, which may include capital expenditures. The offering is expected to settle and close on April 4, 2011, subject to customary closing conditions.
Piper Jaffray & Co. is acting as sole book-running manager, and Dougherty & Co. and Feltl and Company are acting as co-managers in the offering.
The offering is being conducted pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, or by calling 1-800-747-3924.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of ValueVision Media Inc., and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About ValueVision Media/ShopNBC
ValueVision Media, Inc. (NASDAQ: VVTV) is a premium interactive retailer bringing high-quality merchandise to customers via TV, Internet and mobile, under the “ShopNBC” brand. At the end of fiscal year 2010, the ShopNBC television network reached over 78 million homes via cable and satellite and is streamed live at www.ShopNBC.com. Over 1.1 million active customers have utilized ShopNBC in the categories of Home & Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches, yielding revenues in excess of $560 million (over $230 million or 41.2% of which are Internet-based). Via the Company’s “ShopNBC Anywhere” initiative, customers can interact and shop via TV, phone, mobile devices and online at www.ShopNBC.com and via Facebook, Twitter and YouTube.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations regarding the completion and anticipated proceeds of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the Company’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information:
Investor/Media Relations	Investor Relations
Anthony Giombetti	Norberto Aja & David Collins
agiombetti@shopnbc.com	vvtv@jcir.com
612-308-1190	212-835-8500